Exhibit 99.1

22nd Century Reduces Debt by Additional $1.5 Million via Payment from GVB

MOCKSVILLE, N.C., June 25, 2024 — 22nd Century Group, Inc. (Nasdaq: XXII), a tobacco products company focused on nicotine harm reduction and contract manufacturing, today announced a $1.5 million reduction in its secured debt via a paydown of the GVB secured promissory note. The amount was paid by GVB directly to the lender under terms of the note executed in conjunction with GVB’s December 2023 purchase of 22nd Century Group’s previous hemp/cannabis assets. The promissory note is secured by the assets acquired by GVB. The remaining $500,000 due under the note has been extended to December 31, 2024.

Said Larry Firestone, Chairman and CEO: “We continue to make substantial progress across our key business objectives as we work to create value for our stockholders. With this most recent payment by GVB, we have now reduced our total outstanding debt and related obligations to just $8.3 million, with $1.5 million of non-operating assets pledged, as compared to $15.8 million as of December 31, 2023. The rapid repayment of our senior and subordinated debt has significantly lowered our cash and noncash interest expense.”

About 22nd Century Group, Inc.

22nd Century Group, Inc. (Nasdaq: XXII) is an agricultural biotechnology company focused on tobacco harm reduction, reduced nicotine tobacco and improving health and wellness through plant science. With dozens of patents allowing it to control nicotine biosynthesis in the tobacco plant, the Company has developed proprietary reduced nicotine content (RNC) tobacco plants and cigarettes, which have become the cornerstone of the FDA’s Comprehensive Plan to address the widespread death and disease caused by smoking. The Company received the first and only FDA Modified Risk Tobacco Product (MRTP) authorization for a combustible cigarette in December 2021. The Company is a subsequent participating manufacturer under the Master Settlement Agreement (“MSA”) and vertically integrated for the production of its both own products and contract manufacturing operations (“CMO”), which consist primarily of branded filtered cigars and conventional cigarettes.

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Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements, including but not limited to our full year business outlook. Forward-looking statements typically contain terms such as “anticipate,” “believe,” “consider,” “continue,” “could,” “estimate,” “expect,” “explore,” “foresee,” “goal,” “guidance,” “intend,” “likely,” “may,” “plan,” “potential,” “predict,” “preliminary,” “probable,” “project,” “promising,” “seek,” “should,” “will,” “would,” and similar expressions. Forward-looking statements include, but are not limited to, statements regarding (i) our strategic alternatives and cost reduction initiatives, (ii) our expectations regarding regulatory enforcement, including our ability to receive an exemption from new regulations, (iii) our financial and operating performance and (iv) our expectations for our business interruption insurance claim. Actual results might differ materially from those explicit or implicit in forward-looking statements. Important factors that could cause actual results to differ materially are set forth in “Risk Factors” in the Company’s Annual Report on Form 10-K filed on March 28, 2024 and Quarterly Report on Form 10-Q filed on May 15, 2024. All information provided in this release is as of the date hereof, and the Company assumes no obligation to and does not intend to update these forward-looking statements, except as required by law.

Investor Relations & Media Contact
Matt Kreps

Investor Relations

22nd Century Group

mkreps@xxiicentury.com

214-597-8200